Advancing horticultural research and innovation to support a healthy future.

Technology license for Stevia-related patents

between

Vineland Research and Innovations Centre
(as Licensor)

and

Stevia First Corporation
(as Licensee)

Table of contents

introduction		1

ARTICLE 1
definitions		2

ARTICLE 2
grant & reservations		4
2.1	Grant	4
2.2	Assignment of Materials	4
2.3	Carve Out	4
2.4	Sub-Licensing Conditions	5
2.5	No Sub-Licensee Encumbrances	5
2.6	Termination	5
2.7	The Company Shall Obtain Regulatory Permissions	5

ARTICLE 3
term		6
3.1	Initial Term	6
3.2	Renewal of License	6

ARTICLE 4
EXPLOITATION OF THE VARIETY		6
4.1	Efforts to Sell	6
4.2	Quality Control	6

ARTICLE 5
FEES & ROYALTIES		6
5.1	Reimbursement for Fees	6
5.2	Royalty Rate	7
5.3	Minimum Royalty	7
5.4	Execution Fees	7
5.5	Sub-Licensing Consideration	7
5.6	Taxes	7
5.7	Payment to VRIC	7
5.8	Payments to VRIC after Termination	8
5.9	No Set-off	8

ARTICLE 6
RECORDS, QUALITY CONTROL, AUDIT		8
6.1	Reports & Records	8
6.2	Quality Control Obligations	9
6.3	Quality Control Audits	9
6.4	Material Terms	9
6.5	Reports & Records Audit Rights	9
6.6	Audit Confidentiality	9
6.7	No Waiver	10
6.8	Discrepancy Percentage	10

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ARTICLE 7
DISCLAIMERS		10
7.1	VRIC Owns	10
7.2	Company’s Rights	10
7.3	No Impeachment	10
7.4	Disclaimer of Express / Implied Warranties	10
7.5	Disclaimer of Statutorily Implied Warranties	11
7.6	No Liability to VRIC from Exercise of Rights	11
7.7	Disclosure & Due Diligence	11

ARTICLE 8
CORPORATE REPRESENTATIONS & WARRANTIES		12
8.1	The Company Incorporated & Authorized & Bound	12
8.2	VRIC Authorized	13

ARTICLE 9
INDEMNITY, INSURANCE, LIABILITY ALLOCATION & CAPS		14
9.1	The Company’s Indemnification	14
9.2	Indemnity Separate / Continuing	14
9.3	Insurance	14
9.4	VRIC’s Indemnity	14
9.5	VRIC’s Liability Cap	15
9.6	Excluded Heads of Damage	15
9.7	No Actions Against Employees	15
9.8	Notifications	16

ARTICLE 10
INFRINGEMENT		16
10.1	Third Party Suit	16
10.2	Infringement Uncovered	16
10.3	Company May Sue	16
10.4	Distribution of Company’s Recovery	16
10.5	VRIC May Sue	17
10.6	Thresholds	17

ARTICLE 11
TERMINATION		17
11.1	By VRIC for Cause	17
11.2	Automatic Termination	19
11.3	Termination Not A Penalty	19
11.4	Procedure	19
11.5	Effect on Sub-Licensees	19
11.6	The Company’s Duties on Termination	19
11.7	Surviving Obligations	20

ARTICLE 12
INTENT & INTERPRETATION		21
12.1	Use of Alternate Dispute Resolution	21
12.2	Entire Agreement	21

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12.3	No Third Parties	21
12.4	No Pre-Contractual Inducing Representations	21
12.5	Due Diligence Search	22
12.6	Independent Legal Advice	22
12.7	No Adverse Presumption in Case of Ambiguity	22
12.8	Severability	22
12.9	Successors and Assigns	22
12.10	Plurality & Gender	23
12.11	Not a Joint Venture	23
12.12	Compliance with Law	23
12.13	No Implied Obligations	23
12.14	Forum Conveniens & Applicable Laws	23
12.15	Attornment	24
12.16	USA Jury Trial Addendum	24
12.17	Waiver of Counterclaims	24
12.18	Due Diligence Audits	24
12.19	Recitals Accurate	24
12.20	Force majeure	24
12.21	Waiver	26
12.22	No Estoppel Due to Third Party Practices	26
12.23	Contract Always Speaks	26
12.24	Time is of the Essence	26
12.25	Headings	27
12.26	Internal References	27
12.27	Precedence Over Appendices	27
12.28	Appendices	27

ARTICLE 13
LEGAL RIGHTS		27
13.1	Amendments	27
13.2	Assignment	27
13.3	Mode of Assignment / Approval Conditions	27
13.4	No Consent – Material Breach	28
13.5	Subcontracting	28
13.6	No Third Party Rights	28
13.7	Remedies Cumulative	28
13.8	Mutual Assistance	28

ARTICLE 14
NOTICE		29
14.1	Addresses / Contacts	29
14.2	Deemed Delivery	29
14.3	Change of Address	29

ARTICLE 15
PUBLIC STATEMENTS		30
15.1	Public Statements	30
15.2	Statement Exceptions	30

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The restrictions in Clause 15.1 shall not apply to the following:	30

ARTICLE 16
EXECUTION	30

APPENDIX "A"
licensed Patents	31

APPENDIX "B"
ASSIGNMENT OF MATERIALS	32

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Technology license for Stevia-related patents

between

Vineland Research and Innovation Centre

a statutory corporation having its office at
4890 Victoria Avenue North
P.O. Box 4000
Vineland Station, Ontario
L0R 2E0

(“VRIC”)

and

Stevia First Corporation

a company incorporated pursuant to the laws of the State of Nevada having its registered office at

5225 Carlson Road

Yuba City, California 95993

(“Company”)

introduction

A.	VRIC was originally known as the Horticulture Research Institute of Ontario, under the Ontario Ministry of Agriculture, Food and Rural Affairs.

B.	In 1997, VRIC became under lease an adjunct research facility for the University of Guelph.

C.	In 2007 VRIC became an independent body corporate with start-up funding from the Government of Ontario and AAFC with a mandate to self-fund VRIC’s activities.

D.	VRIC’s vision is to become an internationally recognized centre of horticulture research and innovation excellence and a significant force in the delivery of horticulture technology.

E.	VRIC’s mission is to create industry driven innovation pipelines that create growth in horticulture through value added products and lower costs of production.

F.	The four key needs of the horticulture industry are:

a.	unique valued-added products that recapture Canadian markets and build export markets;

b.	innovative products and systems that meet mounting environmental challenges;

c.	production innovations that reduce cost; and

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d.	rapid access to new technologies.

G.	In order for the horticulture industry to remain competitive, the industry must adapt to changing consumer demands and increased global competition. Adding value to horticultural products is a means to fulfill these demands, create more desirable products, expand market share and increase profits.

H.	The subject matter of the Licensed Patents was developed at, and the patents were protected by, Agriculture and Agri-Food Canada (“AAFC”), a department of the Government of Canada. These Licensed Patents were developed by Dr. Jim Brandle in his capacity as a research scientist at AAFC.

I.	In 2010, AAFC assigned all ownership rights for the Licensed Patents to VRIC, subject to certain terms and conditions, including a right by AAFC to continue to perform research related to the Licensed Patents and to be informed about all improvements or commercially-useful developments concerning the Materials. AAFC did not retain any rights related to commercialization of the Licensed Patents.

J.	VRIC is the owner of the Licensed Patents and Material.

K.	The Company is seeking to establish a vertically-integrated stevia enterprise with expertise in stevia seed and tissue propagation, plant breeding and cultivation.

L.	In order to achieve its goals, the Company is interested in exclusive rights to the Licensed Patents and purchase of the Materials to further its business activities in the sweetener industry.

M.	The Company is also interested in retaining limited consulting services from Dr. Jim Brandle, now the CEO of VRIC. Vineland and the Company are entering into a separate non-exclusive consulting agreement (“Non-Exclusive Consulting Agreement”), which is to be executed at the same time as this Agreement and extends for a term of one (1) year (and is renewable for an additional year).

N.	Dr. Brandle is entering into the Non-Exclusive Consulting Agreement with the knowledge and consent of the VRIC’s Board of Directors and as a CEO not as an individual.

NOW THEREFORE in consideration of the premises, the terms and conditions hereinafter contained and other good and valuable consideration, the receipt of which is hereby acknowledged by each party, the Parties hereto covenant and agree as follows:

ARTICLE 1

definitions

1.1	"Dispute" includes

1.1.1	without limitation, any controversy, conflict, claim, disagreement or difference of opinion arising out of the License, (irrespective of whether it is premised on contract, tort or trust / equity, (or other legal basis or principles) including, without limitation, any issues concerning the breach, interpretation, rectification, termination, performance, enforcement or validity of the License, or the rights and liabilities of the Parties in relation to the License;

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1.1.2	irrespective of the fact that there is no arguable defense under the License, or that the facts or law are undisputable and subject to judicial summary proceedings;

but Dispute does not encompass any controversy, conflict, claim, disagreement or difference of opinion or the rights and liabilities of the Parties under any collateral or antecedent agreements independent of the License.

1.2	"Execution Date"

means the date of the last signature to the License as noted in ARTICLE 16 (Execution).

1.3	"Field of Use" means the sweetener industry within the compass of the Products, Licensed Patents and Licensed Rights thereunder.

1.4	"License" means this agreement including any amendments and the attached appendices; and refers to the whole of this agreement, not to any particular section or portion thereof.

1.5	“Licensed Patents” means (i) the Patents and Applications described in Schedule 1; and (ii) any and all other patent application(s), patents, divisionals, continuations, and continuations in part arising therefrom; and (iii) any and all other Patent Rights obtained in pursuance of or deriving priority from the Patent Rights listed in items (i) and (ii) hereof. A list of Patent Rights as of the Commencement Date is set forth in APPENDIX “A”.

1.6	"Licensed Rights" means the rights to the Licensed Patents as authorized in the License with respect to the creation of Products and the Sale of the Products.

1.7	“Material” means any and all seeds and plant material provided by VRIC. “Material” also means any and all plants, plant parts, cuttings, germplasm, genetic materials, and seeds, derived therefrom. A description of this seed and plant material is provided in APPENDIX “B”.

1.8	“Non-Exclusive Consulting Agreement” means the Non-Exclusive Consulting Agreement between VRIC and the Company for consulting services rendered by Dr. Jim Brandle, co-executed with this License.

1.9	“Patent Rights” means any patent applications, patents, author certificates, inventor certificates, utility certificates, utility models and all foreign counterparts of them and includes all divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, provisional applications, continued prosecution applications, requests for continued examinations, re-examinations, confirmations, registrations, revalidations and additions of or to them, as well as any supplementary protection certificate, or like form of protection.

1.10	“Party” means any one of the signatories to the License and “Parties” means both of them and their respective servants, agents, and employees.

1.11	“Product” means without limitation any steviol, steviol glycoside extract, or rebaudioside extract that falls within the scope of a valid claim of a Licensed Patent.

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1.12	"Sale" or "Sell" means

1.12.1	the selling or offering to sell of Products;

1.12.2	within the Territory only (without right of export from any national jurisdiction within that Territory, including jurisdictions in which the Patents are not registered or applied for);

1.12.3	the inclusion of a Product as an ingredient in an item offered for sale by the Company or its sub-licensees.

1.13	"Sales Price" means the price paid by an arm’s length purchaser for any Product sold by the Company or its sub-licensees or the price paid for such Product in similar quantities of such Product if the Product is used as an ingredient in an item offered for sale by the Company or its sublicensees.

1.14	"Taxes" means taxes (including, without limitation, sales taxes, Goods and Services Taxes, value added taxes, however described), levies, imposts, deductions, charges, license and registration fees, assessments, withholdings / withholding taxes and duties imposed by any jurisdiction or authority (including stamp and transaction taxes and duties) together with any related interest, penalties, fines and expenses in connection with them.

1.15	"Term" means the period prescribed in ARTICLE 3 (Term), including any extensions or renewals.

1.16	"Territory" means worldwide.

ARTICLE 2

grant & reservations

2.1	Grant

Subject to the Company fulfilling the provisions of the License and any third party antecedent peremptory rights, VRIC grants to the Company a personal, non-transferable, exclusive, fixed term, revocable, royalty-bearing license to create and Sell the Products as an exercise of the Licensed Rights within the Territory. Nothing herein shall constitute in any manner whatsoever an assignment or similar transfer of either VRIC’s proprietary rights in the Licensed Patents or those rights forming the basis of the Licensed Rights.

2.2	Assignment of Materials

The Parties acknowledge that the Materials are germplasm, as such have no extant or pending variety or denomination registration and to the best of the Parties’ knowledge, contain no patented gene. This germplasm will be sold to the Company on the terms identified in subparagraph 5.4.2 (Execution Fees).

2.3	Carve Out

Notwithstanding any other provision of the License, VRIC shall retain from the License any and all rights to the Licensed Patents necessary for bona fide research and development and other non-commercial activities. VRIC will not retain any rights related to commercialization of the Licensed Patents.

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2.4	Sub-Licensing Conditions

The Company is permitted to sub-license to parties that are not affiliates of the Company on not less than the same terms and conditions of this License. The terms and conditions of any sub-license granted by the Company shall include but are not limited to the following:

2.4.1	be royalty-bearing and revocable, with the right to sub-sub-license only on terms that enable the same obligations and restrictions as those required of the Company under the License;

2.4.2	prescribe a royalty rate no less than that prescribed in the License;

2.4.3	be only within the Territory or any portion thereof;

2.4.4	be only within the Field of Use or a subset thereof;

2.4.5	be subject to the same obligations and restrictions as those required of the Company under the License;

2.4.6	be in a form determined by the Company with the right to review by VRIC prior to execution;

2.4.7	be copied to VRIC immediately following execution; and

2.4.8	not be a de facto assignment.

For greater clarity VRIC shall receive from the sub-licensees not less than the same amount of consideration VRIC would have received from the Company, had the Company conducted the Sale rather than the sub-licensees. The Company shall ensure that any monies owing to VRIC from the sub-licensee is paid to VRIC when due, and the Company shall be liable for any such monies irrespective of whether or not the sub-licensee paid the Company.

2.5	No Sub-Licensee Encumbrances

The Company has no right to encumber any contractual, legal or equitable rights (or other rights recognized at law) that the Company may have against any sub-licensee in favor of any financial institution or any third party whatsoever if such encumbrance will lead to a reduction in royalty revenues payable pursuant to this Agreement.

2.6	Termination

Termination of the License shall also terminate any subsisting sub-licenses, but any consideration due or owing to VRIC shall be paid promptly thereafter by the Company, and any and all unsatisfied obligations and rights shall subsist until satisfied. If upon termination, sub-licensee is able to meet the same obligations and restrictions as those required of the Company under the License, VRIC will not unreasonably withhold the transfer of the License from the Company to sub-licensee.

2.7	The Company Shall Obtain Regulatory Permissions

The Company shall obtain any material registrations, authorizations, permits, certificates or other regulatory permissions which may be required in order for the Company to legally carry out all of its activities under the License, at the Company’s sole cost and expense without right of set-off against royalties or other consideration due VRIC.

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ARTICLE 3

term

3.1	Initial Term

The License shall remain in force for ten (10) years from the Execution Date, unless terminated pursuant to the provisions of ARTICLE 11 (Termination).

3.2	Renewal of License

The License shall be renewed for additional terms on the same terms and conditions herein for multiple additional two (2) year terms on the same terms and conditions contained herein until such time that all Licensed Patents have expired, unless:

3.2.1	the Company is in breach of the License and does not remedy such breach as permitted under paragraph 11.1 (By VRIC for Cause); or

3.2.2	the Company provides sixty (60) days notice as per ARTICLE 14 (Notice) prior to the date of expiration, of the Company’s unconditional intention to withdraw from the License.

ARTICLE 4

EXPLOITATION OF THE VARIETY

4.1	Efforts to Sell

The Company shall use reasonable commercial efforts to Sell Products created by exercising the Licensed Rights to end-users and sub-licensees. This obligation includes the twin duties of filling demand and creating demand for the Products created by exercising the Licensed Rights. Nothing in the License authorizes the “shelving”, deferral of, or otherwise enfeebled sales efforts or other activities that neither create demand nor fill demand for the Products created by exercising the Licensed Rights, and any such activities are a material breach of the License.

4.2	Quality Control

The Company shall abide the quality control terms prescribed in ARTICLE 6 (Records, Quality Control, Audit).

ARTICLE 5

FEES & ROYALTIES

5.1	Reimbursement for Fees

5.1.1	REIMBURSEMENT FOR patent FEES

The Company shall reimburse VRIC within thirty (30) days of receipt of invoice, for all patent maintenance fees incurred by VRIC during the Term of this Agreement.

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5.2	Royalty Rate

The Company shall pay to VRIC the cumulative consideration prescribed for all Sales of the Products sold or used by the Company and its sub-licensees or nominees. This consideration shall be a royalty of 0.5% of the Sale Price for all Sales of Products, exclusive of all applicable government imposed taxes, levies and fees.

5.3	Minimum Royalty

5.3.1	MINIMUM ROYALTY WHEN SALES BELOW MINIMUM

From the third year of this Agreement, and thereafter during the Term of this Agreement, the Company shall pay to VRIC a minimum annual royalty of $10,000, minus any royalties paid.

5.4	Execution Fees

5.4.1	Upon the Execution Date, the Company shall pay VRIC $15,000 as a signature fee for the License

5.4.2	Upon the Execution Date, the Company shall pay VRIC $10,000 as full consideration for the assignment of the Materials.

5.4.3	The Company shall pay VRIC $12,500 on the six-month anniversary date of the Execution Date; and

5.4.4	The Company shall pay VRIC $12,500 on the one-year anniversary date of the Execution Date.

5.5	Sub-Licensing Consideration

The Company shall pay to VRIC fifteen percent (15%) of all consideration paid or rendered by the sub-licensee to the Company as a condition to being granted a sub-license, whether or not such consideration was directly, indirectly or derivatively paid or provided, including without limitation, any equity. Such payment shall be due within thirty (30) days of receipt of such consideration from the sub-licensee and shall be made in the same currency or form as received from the sub-licensee.

5.6	Taxes

The Company shall pay Taxes at the applicable prevailing rates required on the Company’s activities under the License, including those owing on the payment of any royalties. Nothing in this paragraph entitles the Company to hold back royalties pending resolution of withholding taxes.

5.7	Payment to VRIC

The Company shall pay any monies and consideration owing to VRIC as follows:

5.7.1	TIME & MODE

Royalties and other consideration with respect to sales of the Products sold during the (12) months preceding the 30th day of June of each calendar year, shall be paid by the Company to VRIC by the 31st day of December of that calendar year.

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5.7.2	CURRENCY & ADDRESS

Cheques for the payment of royalties and other consideration shall be in Canadian funds and made payable to the “VRIC”. Where royalties generated by sales are in US funds, cheques for the payment of royalties shall be in Canadian funds converted from US funds at the conversion rate stated in the Wall Street Journal on the third business day prior to the date payment is made. The cheques shall be sent to: VRIC, attention Finance at the address listed above.

5.7.3	ACCOMPANYING DOCUMENTATION

Each cheque shall be accompanied by written reports as specified in paragraph 6.1 (Reports & Records).

5.8	Payments to VRIC after Termination

The Company shall pay to VRIC any consideration due and payable under the License or sub-licenses whether incurred prior to termination or after, in accordance with ARTICLE 11 (Termination).

5.9	No Set-off

Notwithstanding any other provision of the License, any consideration payable to VRIC by the Company under the License is unconditional and non-cancellable. Further, the Company shall not have the right of set-off, deduct or counter-claim against any such consideration.

ARTICLE 6

RECORDS, QUALITY CONTROL, AUDIT

6.1	Reports & Records

The Company shall on or before the 31st day of December of each calendar year during the Term, submit to VRIC’s contact person identified in paragraph 14.1 (Addresses/Contacts), written reports as to the Company's activities with respect to the Licensed Rights during the twelve (12) months period preceding the 30th day of November. Such reports shall contain:

6.1.1	MARKETING EFFORTS & PRODUCTION

if requested by VRIC acting reasonably, a detailed description of the steps taken by the Company to Sell the Products making an estimate when precise figures are not available, marketing, sub-licensing and sales;

6.1.2	MARKETING CONDITIONS

if requested by VRIC acting reasonably, a description of the marketing conditions for the Licensed Rights;

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6.1.3	SUB-LICENSE(S) DETAILS

a statement including the names and addresses of all sub-licensees to whom the Licensed Patents has been sub-licensed, a full account of all revenues generated by such sub-licenses, and a calculation of the amount due to VRIC for the consideration stipulated therein.

6.2	Quality Control Obligations

The Company shall comply in all material respects with all quality requirements for the Products created exercising the Licensed Rights and the Sale of the Products that are prescribed by any applicable regulatory or statutory authority.

6.3	Quality Control Audits

VRIC shall have the right, exercised at all reasonable times during regular business hours on five (5) days prior written notice to the Company, and at its own cost, to inspect the Products created exercising the Licensed Rights at any time within the Territory to ensure the Products created exercising the Licensed Rights satisfies all quality control obligations prescribed under paragraph 6.2 (Quality Control Obligations).

6.3.1	The Company shall ensure that this provision is in any sub-license and brought to the attention of the sub-licensee.

6.4	Material Terms

The reporting requirements given in paragraph 6.1 (Reports & Records) and the quality control requirements given in paragraphs 6.2 (Quality Control Obligations) and 6.3 (Quality Control Audits) are material terms of this License.

6.5	Reports & Records Audit Rights

VRIC shall have the right, exercised at all reasonable times during regular business hours, on five (5) days prior written notice to the Company, and at its own cost, to conduct an audit of the Company’s records concerning the Sale of the Products, and to make copies of all such records. Upon the written request of VRIC, the Company shall permit an independent public accountant, retained by VRIC at its own cost subject to paragraph 6.8 (Discrepancy Percentage), to inspect all relevant records. The audit shall focus on the Company’s payment of royalties or consideration paid to VRIC and the accuracy of any reports previously submitted to VRIC as detailed in paragraph 6.1 (Reports & Records). This right shall survive for twelve (12) months immediately following termination or expiration of the License.

6.6	Audit Confidentiality

The independent public accountant retained by VRIC shall inform VRIC whether or not the Company has complied with its obligations under the License to submit reports and to pay royalties and consideration due and payable to VRIC. Subject to the information contained in the foregoing audit reports, the independent public accountant shall not reveal to VRIC any of the Company’s internal documentation or records.

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6.7	No Waiver

Any royalty payment or report accepted by VRIC shall not constitute a waiver by or estoppel against VRIC concerning the contractual right to audit the Company, and VRIC shall continue to have the right to audit as prescribed in the License. Furthermore, an audit shall not preclude VRIC from conducting any subsequent audit or audits or other matters provided in this License or other matters provided in this License.

6.8	Discrepancy Percentage

In the event of any discrepancy uncovered by the audit:

6.8.1	the Company shall pay forthwith to VRIC the discrepancy; or

6.8.2	if the discrepancy is equal to or greater than US$7,500, or 10% of the amount owed to VRIC, whichever is greater, the Company shall pay forthwith to VRIC the discrepancy and the cost of the audit (such audit costs will be commercially reasonable); or

6.8.3	if the Company submits more royalties than required, these overpayments shall be returned forthwith to the Company.

ARTICLE 7

DISCLAIMERS

7.1	VRIC Owns

VRIC owns all rights to, related to, connected with or arising out of the Licensed Rights, including but without limiting the generality of the foregoing patent rights and copyright in and the right to produce and publish or cause to be produced and published all information, material and documents, are the sole property of VRIC.

7.2	Company’s Rights

The Company shall have no rights in the Licensed Rights except as expressly granted in this License.

7.3	No Impeachment

The Company shall not impeach or otherwise attack, directly or indirectly, VRIC’s statutory, regulatory or proprietary rights in the Licensed Rights nor assist any third party to do so.

7.4	Disclaimer of Express / Implied Warranties

Except as provided in paragraph 8.2 (VRIC Authorized) or otherwise expressly stated in this License or in APPENDIX "A" (Licensed Patents), VRIC makes no warranties, representations or conditions, express or implied, of any nature, and VRIC disclaims all warranties, representations or conditions, for the Licensed Rights regarding:

7.4.1	merchantability;

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7.4.2	quality;

7.4.3	fitness for any or a particular purpose;

7.4.4	commercial utility or practical purpose;

7.4.5	susceptibility of yielding valuable results or results are free of defects or otherwise harmless;

7.4.6	latent or other defects;

7.4.7	infringement or non-infringement of Patent or other third party rights;

7.4.8	conformity with the laws of any jurisdictions outside of VRIC; or

7.4.9	fitness for the Company’s corporate objectives (whether or not expressly or impliedly communicated to VRIC).

For greater certainty, no information or advice given by VRIC shall create a warranty or representation or condition other than as expressly stated in the License. The Company accepts the Licensed Patents and Materials “as is”, with all faults, and the entire risk as to satisfactory quality, performance, accuracy and effort is with the Company other than as expressly stated in this License.

7.5	Disclaimer of Statutorily Implied Warranties

No legal or equitable warranties or conditions implied by law or convention under any domestic, foreign or international legal regime, or from a course of dealing or usage of trade, shall apply to the License. The Company acknowledges this disclaimer and is estopped from relying on any such representations, warranties or conditions against VRIC.

7.6	No Liability to VRIC from Exercise of Rights

The Company agrees that it is responsible for the manner in which it Sells the Products created in exercising the Licensed Rights. The Company will have no recourse against VRIC with respect to any consequences of such action, except where allowed in this License.

7.7	Disclosure & Due Diligence

The Company acknowledges that:

7.7.1	VRIC has made full and frank disclosure of all facts the Company deemed relevant before executing the License;

7.7.2	The Company has conducted a due diligence search of all matters relevant to the Licensed Rights and the License; and

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ARTICLE 8

CORPORATE REPRESENTATIONS & WARRANTIES

8.1	The Company Incorporated & Authorized & Bound

The Company represents and warrants to VRIC that as of the Execution Date:

8.1.1	ABILITY

it has the legal capacity to Sell the Products created in exercising the Licensed Rights, and the Company has the necessary access to funds, resources, knowledge, facilities and personnel to perform its obligations under the License, subject to all applicable laws;

8.1.2	AUTHORIZATION

it is authorized and has the corporate power and authority to negotiate, execute, comply with and satisfy its obligations, without qualification, under the License;

8.1.3	INCORPORATION JURISDICTION

it has been duly incorporated and organized under the laws of Nevada, and is validly existing under the laws of Nevada;

8.1.4	REGISTRATION

it is duly qualified, licensed or registered to carry on business in those jurisdictions included in the Territory in which it does business;

8.1.5	ENFORCEABLE

it is bound by the License, upon execution, and the License constitutes a legal, valid and binding obligation on the Company, enforceable against the Company in accordance with the terms of the License, except as those terms may be limited by applicable bankruptcy laws and general principles of equity;

8.1.6	LITIGATION

to the best of its knowledge, there is no legal proceeding or order pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties or otherwise that could materially adversely affect or restrict the ability of the Company to consummate fully the transactions contemplated by this License, or that in any manner draws into question the validity of this License;

8.1.7	VERACITY OF STATEMENTS

no representation or warranty by the Company contained in this License and no statement contained in any certificate, schedule or other instrument furnished to VRIC pursuant hereto or in connection with the transactions contemplated hereby, contains any intentional untrue statement of a material fact or intentional omission of a material fact;

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8.1.8	INCONSISTENT AGREEMENTS / OBLIGATIONS

it has not given any understanding, express or implied, to any third party which would:

8.1.8.1	preclude the Company from fulfilling the its obligations under the License or

8.1.8.2	cause the Company to breach an agreement with a third party.

8.1.9	NO MARCH IN RIGHTS

it is not subject to any "march in" or third party rights, (contractual or statutory, contingent or vested) which would give that third party any rights to the Licensed Rights not otherwise explicitly described in the License; and

8.1.10	NO BREACH OF THIRD PARTY AGREEMENTS

to the best of its knowledge, its execution of the License does not contravene its constituent documents or any law, regulation or official directive or any of its obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers or the powers of its directors to be exceeded.

8.2	VRIC Authorized

VRIC represents and warrants to the Company as of the Execution Date:

8.2.1	AUTHORIZATION

8.2.1.1	VRIC has the power and authority to negotiate, execute and comply with the License, subject to all applicable laws and the royal prerogative; and

8.2.1.2	no further action is required by or in respect of any governmental or regulatory authority;

8.2.1.3	to the best of VRIC’s knowledge, the License does not contravene, violate or constitute a breach or default under any requirement of law applicable to VRIC or any contract to which VRIC is bound is or is subject to; and

8.2.1.4	the License is a legal, valid and binding obligation on VRIC and enforceable against VRIC in accordance with its terms; and

8.2.1.5	VRIC has been duly incorporated and organized under the laws of Ontario, and validly exists under the laws of Ontario.

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ARTICLE 9

INDEMNITY, INSURANCE, LIABILITY ALLOCATION & CAPS

9.1	The Company’s Indemnification

9.1.1	The Company shall:

9.1.1.1	indemnify;

9.1.1.2	save harmless, and

9.1.1.3	defend at its own costs

VRIC (including its employees, servants, agents, officers and advisors):

9.1.1.4	from and against all claims, demands, losses, penalties, damages, costs, (including reasonable legal fees and disbursements), actions, suits or other proceedings;

9.1.1.5	brought or prosecuted in any manner which heretofore or hereafter may be made by whomever against VRIC;

9.1.1.6	however and whenever arising out of, relating to, occasioned by or attributed to, any misrepresentations or breach of warranty made in this License or any failure to perform its obligations under this License by the Company (including in this ARTICLE 9, its employees, servants, agents, advisors or sub-licensees) whether by reason of negligence or otherwise.

9.2	Indemnity Separate / Continuing

The foregoing indemnity is a continuing obligation, separate and independent from the other obligations of the Company and survives termination of, expiration of, or the acceptance of repudiation of the License. It is not necessary for VRIC to incur expense or make payment before enforcing a right of indemnity conferred hereunder.

9.3	Insurance

The Company shall ensure that both the Company and each of its sub-licensees shall obtain and maintain, throughout the Term of the License or duration of the sub-licenses (as the case may be), commercial general liability insurance of not less than one million dollars (US$1,000,000.00) per incident for any and all claims, actions, liabilities and expenses resulting from the Products created exercising the Licensed Rights, including but not limited to product liability.

9.4	VRIC’s Indemnity

VRIC shall indemnify, save harmless and defend at its own costs the Company (and its employees, servants and agents) for damages to property or death of or injury to any person caused sustained or incurred due to the negligence of VRIC. Notwithstanding the foregoing, VRIC shall not be required to indemnify the Company hereunder to the extent arising out of or which would not have arisen but for:

9.4.1	the negligence, fraud or willful misconduct on the part of the Company, its employees, servants or agents;

9.4.2	a breach by the Company of its obligations, representations and warranties hereunder; or

9.4.3	an unauthorized assignment by the Company of the License.

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9.5	VRIC’s Liability Cap

VRIC’s liability for:

9.5.1	breach of the representations, conditions or warranties contained herein or any of the other provisions of the License or any other breach giving rise to liability, including a breach of a condition or fundamental term or fundamental breach or breaches; or

9.5.2	in any other way arising out of or related to the License; or

9.5.3	for any cause of action whatsoever and regardless of the form of action (including breach of contract, trust, strict liability, tort [including negligence and misrepresentation], or any other legal or equitable theory;

shall be limited to the Company’s actual direct (immediate and foreseeable at the time of negotiation to both Parties), provable damages in an amount not to exceed in the aggregate a sum equal to or less than the net consideration received by VRIC from the Company under ARTICLE 5 (Fees and Royalties) for the time period commencing from the Execution Date up to and including the date of judicial judgment or arbitrator’s decision.

9.6	Excluded Heads of Damage

VRIC shall not be liable to the Company, its successors, assigns, or sub-licenses for damages in respect of:

9.6.1	incidental, indirect, special, punitive, exemplary damages;

9.6.2	any economic loss, consequential damages, relational loss, including but not limited to lost business revenue, lost profits, business interruption, failure to realize expected savings, loss of data, loss of business opportunity suffered by the Company or any claim whatsoever and whenever made against the Company by any other party;

whether grounded in tort (including negligence), strict liability, contract, trust or otherwise, even if:

9.6.3	VRIC was advised of the possibility of such damages, or

9.6.4	the damages encompassed by sub-paragraphs 9.6.1 and 9.6.2 were foreseeable by VRIC, or

9.6.5	such damages resulted from a fundamental breach of the License.

Further, VRIC shall have no duty to warn the Company for matters arising directly or indirectly under the License.

9.7	No Actions Against Employees

The Company acknowledges and is estopped (prevented) from and waives any rights the Company might have to commence and prosecute any action whatsoever, regardless of form or grounds (including without limitation negligence, misrepresentation, fiduciary, deceit) against any of VRIC’s employees, servants, agents or officers, arising out of any claimed breach of the License or transactions under the License or negotiations leading to the License, or in any other way related to the License. For greater clarity, the Company’s remedies for any breach of or Dispute under the License, lies only against VRIC, and only within the aforementioned parameters prescribed by the License.

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9.8	Notifications

The indemnified party shall notify the indemnifying party of any claim that falls within the parameters of the respective indemnification obligations as soon as practical. In any case such notice shall be made forthwith upon notice that a claim may be prosecuted or a cause of action exists.

ARTICLE 10

INFRINGEMENT

10.1	Third Party Suit

Subject to ARTICLE 9 (Indemnity, Insurance, Liability Allocations & Caps), VRIC authorizes the Company to pursue any third party infringing the Licensed Rights granted to the Company under the Plant Breeders’ Rights Act or the U.S. Plant Variety Protection Act, 1970, or any other applicable legislation. In the event of any threatened or actual suit against the Company in consequence of the exercise right and the License granted herein, the Company shall promptly inform VRIC and the Parties will jointly decide on the steps to be taken in the circumstances.

10.2	Infringement Uncovered

Each Party will notify the other promptly in writing when any infringement is uncovered or suspected.

10.3	Company May Sue

The Company shall have the right to enforce the Patents and related rights against any infringement or alleged infringement thereof, and shall at all times keep VRIC informed as to the status thereof. Subject to VRIC’s prior written approval (which will not be unreasonably withheld), the Company may, at its own expense, institute suit against any such infringer or alleged infringer and prosecute such suit in a manner consistent with the terms and conditions hereof. VRIC shall reasonably cooperate in any such litigation at Company’s expense, and Company shall keep VRIC apprised in a timely manner of all litigation activities. In any litigation under this Article, the Company shall not have the right to settle or otherwise compromise VRIC’s position as a licensor or owner of the Patents without VRIC’s prior written consent.

10.4	Distribution of Company’s Recovery

In the event of a recovery by the Company of compensatory damages (i.e. non-punitive damages net of legal fees and out of pocket costs of the action) under paragraph 5.2 (Royalty Rate) for a royalty-bearing Product created exercising the Licensed Rights, the Company shall pay to VRIC the applicable royalty rate on infringing sales. Infringing sales shall be determined by, and calculated from, the amount of infringing sales on which the award of compensatory damages is based. With respect to any recovery of punitive damages, the Company shall pay to VRIC an amount equal to 15% of such recovery, net of all solicitor-client costs and expenses related to the proceedings leading to the recovery.

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10.5	VRIC May Sue

If the Company elects not to enforce the Patents and related rights, then the Company shall so notify VRIC in writing within six (6) months of receiving notice that an infringement exists, and VRIC may, in its sole judgment and at its own expense, take steps to enforce its Patents and related rights, settle, and defend such suit in a manner as VRIC deems fits, even if such settlement might compromise viability of the License, and recover for its own account any damages, awards, or settlements resulting therefrom.

10.6	Thresholds

The Parties acknowledge that the mere fact of an infringement in a jurisdiction is insufficient to merit enforcement proceedings, unless such infringement in a material and in a significant way negatively affects Sales, and the evidence of the infringement is compelling, probative, and ethically gathered.

ARTICLE 11

TERMINATION

11.1	By VRIC for Cause

The License, at the option of VRIC, without prejudice to any other rights in law or equity or any other legal basis or principles held by VRIC (including any right of indemnity), may be terminated forthwith by VRIC without compensation to the Company if:

11.1.1	COMMERCIAL EFFORTS

the Company fails to use reasonable commercial efforts to Sell the Products created exercising the Licensed Rights;

11.1.2	NO PAYMENT

the Company fails to make any payment provided for herein and does not make such payment within sixty (60) days of the due date irrespective of whether or not a reminder or other notification was sent to the Company;

11.1.3	QUALITY CONTROL & AUDIT

the Company refuses, neglects or fails to meet material quality standards or allow access for quality audit purposes contrary to ARTICLE 6 (Records, Quality Control, Audit); or provide or allow the audit of the reports and records as required under Article 6 (Records, Quality Control, Audit) and does not remedy the breach within sixty (60) days after being required in writing to do so by VRIC;

11.1.4	CEASES BUSINESS

the Company ceases to actively carry on business;

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11.1.5	CRIMINAL CONVICTION

the Company was convicted of a material criminal or regulatory offence, the nature of which materially directly or indirectly affects the ability of the Company to conduct itself under the License, or to Sell the Products created exercising the Licensed Rights in an effective and timely manner, or otherwise materially prejudices Sales;

11.1.6	GENERAL BREACH

the Company commits or permits a material breach of any of the other terms and conditions herein contained and does not remedy such breach within sixty (60) days after being required in writing to do so by VRIC;

11.1.7	REPUDIATES

the Company expressly or implicitly repudiates the License by refusing or threatening to refuse to comply with any of the provisions of the License;

11.1.8	AGGREGATE ROYALTY QUANTUM

the Company has not paid in the aggregate any royalties in excess of the minimum annual payment prescribed under paragraph 5.3 (Minimum Royalty) for five (5) consecutive years; and); or

11.1.9	BANKRUPTCY

The Company becomes bankrupt or insolvent or otherwise

11.1.9.1	has a receiving or winding up order made or sought against it

11.1.9.2	has a meeting proposed or convened, seeking or actually passing a resolution to appoint a trustee or official manager

11.1.9.3	as a receiver, receiver-manager, liquidator, trustee in bankruptcy, custodian or any other officer with similar powers appointed for the Company or such an order is sought;

11.1.9.4	has any or all of its assets seized or otherwise attached for the benefit of creditors;

11.1.9.5	proposes or convenes a meeting to seek or passes a resolution for winding up;

11.1.9.6	takes the benefit of any statute, at the time in force, relating to bankrupt or insolvent debtors for the orderly payment of debts;

11.1.9.7	makes a general assignment for the benefit of creditors;

11.1.9.8	submits a proposal or arrangement under any debtor/creditor legislation;

11.1.9.9	is the subject of a petition or files an assignment under Bankruptcy and Insolvency Act or any successor legislation; or

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11.1.9.10	does or attempts anything analogous to the aforementioned events or having a substantially similar effect to any of the aforementioned events under the laws of any jurisdiction.

11.2	Automatic Termination

The License and all rights granted to the Company pursuant to the License shall immediately terminate and revert to VRIC by operation of contract, without prejudice to any other rights in law or equity or any other legal basis or principles held by VRIC (including any right of indemnity) and without compensation to the Company, effective the business day prior to the applicable triggering event, namely if:

11.2.1	ASSIGNMENT

the Company assigns the License without the prior written consent of VRIC, contrary to the provisions of paragraphs 13.2 and 13.3 (Assignment).

11.3	Termination Not A Penalty

The Company acknowledges and is estopped (prevented) from alleging otherwise, that the termination provisions in paragraph 11.1 (By VRIC for Cause) do not constitute a penalty, and are otherwise fair, just and proportional given the nature of the Parties, their respective mandates and corporate objectives, the allocation of risks under the License, the goals of the Parties, nature of the Products created in exercising the Licensed Rights, and the consequences to VRIC if the Company commits the aforementioned breaches.

11.4	Procedure

Termination shall be implemented by a notice effective as of the date stated therein, but termination shall be subject to paragraph 11.6 (The Company’s Duties on Termination) and be without prejudice:

11.4.1	to the right of VRIC to sue for and recover any royalties or other sums due VRIC; and

11.4.2	to the remedy of either Party in respect of any previous breach of the License.

11.5	Effect on Sub-Licensees

All sub-licenses shall terminate with the License. If upon termination, sub-licensee is able to meet the same obligations and restrictions as those required of the Company under the License, VRIC will not unreasonably withhold the transfer of the License from the Company to sub-licensee.

11.6	The Company’s Duties on Termination

Upon termination, expiration or surrender of the License, the Company shall at its own cost:

11.6.1	deliver a detailed statement to VRIC of the inventory of the Products created exercising the Licensed Rights then existing, but not sold by the Company, as of the date of termination, expiration, or surrender;

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11.6.2	pay all costs due under the License either by the Company on its behalf or a sub-licensee, up to and including the termination, expiration, or surrender date, within thirty (30) days of the termination, expiration, or surrender;

11.6.3	pay all costs due under the License, subsequent to the termination, expiration, or surrender, for any Products sold within thirty (30) days of the termination, expiration, or surrender, within seven (7) days of the liability being incurred; and

11.6.4	if terminated pursuant to Section 11.1 or 11.2:

11.6.1.1	grant back to VRIC any research data arising from the Products created exercising the Licensed Rights or otherwise under the License;

11.6.1.2	provide VRIC the first right of refusal to purchase from the Company any Products created exercising the Licensed Rights, in inventory at fair market value;

11.6.1.3	dispose of any remaining Product inventory created exercising the Licensed Rights as specified by VRIC; and

11.6.1.4	assign to VRIC (or its nominee) any other know-how and data which the Company has or alleges to have created exercising the Licensed Rights or derived in the Selling of the Products within the Field of Use. The Company shall also execute such further documentation as VRIC may reasonably request in order to confirm such assignment; and

11.6.5	If the Agreement

11.6.1.1	is not terminated earlier pursuant to Section 11.1 or 11.2,

11.6.1.2	the Term of the Agreement expires,

11.6.1.3	the Agreement is surrendered, or

11.6.1.4	the Agreement is terminated for other reasons,

then the Company shall comply with all applicable post-termination, expiration or surrender procedures under the License Agreement. Nothing in the License Agreement derogates, assigns, or otherwise fetters the Company’s own foreground intellectual property created during the currency of the License Agreement and outside the compass of the Licensed Patents.

11.7	Surviving Obligations

All obligations of the Parties which expressly or by their nature survive termination, expiration, or surrender of the License shall continue in full force and effect subsequent to and notwithstanding such termination or expiration, until they are satisfied or by their nature expire, including but not limited to indemnification, records, quality control, audit, and royalties.

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ARTICLE 12

INTENT & INTERPRETATION

12.1	Use of Alternate Dispute Resolution

If a Dispute arises between the Parties, then within six (6) months from when the allegedly aggrieved Party knows or should know of the Dispute, the contact individuals in ARTICLE 14 (Notice) of the License shall,

12.1.1	contact their counterpart, and attempt bona fide efforts to diligently resolve the Dispute through amicable negotiations;

12.1.2	provide full, frank and timely disclosure of all relevant facts, information and documents to facilitate those negotiations;

12.1.3	resolve the Dispute within thirty (30) days, failing which:

The Agreement shall be terminated, subject to the terms of paragraphs 11.4, 11.5, and 11.6.

12.2	Entire Agreement

The License constitutes the entire and exclusive agreement between the Parties pertaining to the Sale of the Products created in exercising the Licensed Rights, and supersedes all prior agreements, conditions, obligations, understandings, and negotiations both written and oral. The License sets forth all obligations, undertakings, conditions, representations and warranties forming part of, or in any way affecting or relating to the Sale of the Products created exercising the Licensed Rights. The Parties acknowledge that with respect to the Sale of the Products created in exercising the Licensed Rights, there are no agreements, obligations, undertakings, representations or warranties whether collateral, oral or written, between the Company and VRIC other than those expressly set out in the License and the Non-Exclusive Consulting Agreement.

12.3	No Third Parties

The License is not intended to confer upon any person other than the Parties, any rights or remedies hereunder.

12.4	No Pre-Contractual Inducing Representations

The License supersedes and revokes all negotiations, arrangements, letters of intent, offers, proposals, brochures, term sheets, representations, memoranda of understandings and information conveyed, whether oral or in writing or electronically, between the Parties, or any other person purporting to represent the Company or VRIC. The Parties agree that:

12.4.1	neither has been induced to enter into the License by any representations whatsoever not set expressly forth in the License;

12.4.2	neither has relied on any such representations;

12.4.3	no such representations shall be used in the interpretation or construction of the License; and

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12.4.4	no claims (including, without limitation, loss of profits, indirect, incidental, consequential damages and economic loss) arising directly or indirectly, from any such representation, negligent or otherwise, shall accrue in law or equity or any other legal basis or principles, or be pursued by the Company, and VRIC shall have no liability for any such claims.

12.5	Due Diligence Search

The Company agrees that it has conducted its own due diligence examinations in order to satisfy itself of the full, true and plain disclosure of all facts pertinent to the Licensed Patents and all representations made by VRIC.

12.6	Independent Legal Advice

It is acknowledged by the Parties that each has had legal advice to the full extent deemed necessary by each Party. Furthermore, the Parties acknowledge that neither acted under any duress in negotiating, drafting and executing the License.

12.7	No Adverse Presumption in Case of Ambiguity

There shall be no presumption that any ambiguity in the License be resolved in favor of either of the Parties. For greater certainty, the contra proferentum rule (or analogous concept under any other legal basis or principles) shall not be applied in any interpretation of the License.

12.8	Severability

If any part of the License is declared or held any or all of invalid, void, or contrary to public policy for any other reason, then:

12.8.1	NON-MATERIAL

if the invalid provision is not material or fundamental to the License, the invalid provision shall not affect the validity of the remainder which remainder shall continue in full force and effect and be construed as if the License had been executed without the invalid provision; and

12.8.2	MATERIAL OR FUNDAMENTAL

if the invalid provision is material or fundamental to the License then the License shall terminate effective the 31st day from either the final judicial judgment or arbitral tribunal award.

12.9	Successors and Assigns

The License will be for the benefit of and be binding upon the heirs, executors, administrators, permitted successors, and permitted assigns of the Company and other legal representatives, as the case may be, of each of the Parties. Every reference in the License to any Party includes the heirs, executors, permitted administrators, permitted successors, and permitted assigns, and other permitted legal representatives of the Party.

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12.10	Plurality & Gender

Reference to a Party will be read as if all required changes in the singular and plural and all grammatical changes rendered necessary by gender had been made.

12.11	Not a Joint Venture

The Parties expressly disclaim any intention to create a partnership, joint venture or joint enterprise. The Parties acknowledge and agree that:

12.11.1	nothing contained in the License nor any acts of any Party shall constitute or be deemed to constitute the Parties as partners, joint venturers or principal and agent in any way or for any purpose;

12.11.2	no Party has the authority to act for, or to assume any obligation or responsibility on behalf of any other Party; and

12.11.3	the relationship between the Parties is that of licensor and licensee.

12.12	Compliance with Law

The Parties shall comply, in all material respects, with all applicable laws, as those laws may be amended, revised, consolidated, substituted from time to time, even if such amendment, revision, consolidation, substitution derogates prospectively or retroactivity from the Parties’ vested or accrued rights, obligations and liabilities under the License.

12.13	No Implied Obligations

No implied terms or obligations of any kind, by or on behalf of either of the Parties, shall arise from anything in the License. The express covenants and agreements herein contained and made by the Parties are the only covenants and agreements upon which any rights against either of the Parties may be founded.

12.14	Forum Conveniens & Applicable Laws

Subject to Article 12.1, any Dispute shall be governed firstly by applicable Canadian Federal laws, and secondly by the laws of the Province of Ontario (excluding any conflict of laws, venue or forum non conveniens criteria, or other rules or principles that might refer such construction to laws of another jurisdiction). The Parties expressly exclude from the License:

12.14.1	application of the United Nations Convention on Contracts for the International Sale of Goods;

12.14.2	The Federal International Sales of Goods Act (1991, c.13) and the International Sales of Goods Act for the Province of Ontario, as applicable; and

12.14.3	any conflict of laws, rules or principles which might refer Disputes to the laws of another jurisdiction.

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12.15	Attornment

The License shall be treated in all respect as an Ontario VRIC contract. The Parties irrevocably and unconditionally attorn to and submit to the exclusive jurisdiction of the courts of Ontario VRIC and all courts competent to hear appeals therefrom with respect to any Dispute now or hereinafter arising under the License. The Parties waive any right each may have as to object to an action being brought in those courts including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

12.16	USA Jury Trial Addendum

The Company waives any right to a trial by jury of any claim, demand action or caution of action:

12.16.1	arising under the License; or

12.16.2	in any way connect with or related or incidental to the dealings of the Parties in respect of the License or any other agreements or the transactions related hereto or thereto in each case whether now existing or hereafter;

12.16.3	whether in contract, tort, equity or otherwise.

The Company agrees and consents that any such claim, demand, action or cause of action shall be decided by a court without a jury. VRIC may file an original counterpart of the License with any court, as written evidence of the consent of the Parties, to the waiver of their right to a trial by jury.

12.17	Waiver of Counterclaims

The Company waives any and all of its rights to interpose any claims, deductions, setoffs or counterclaims of any nature in any Dispute with respect to the License.

12.18	Due Diligence Audits

If, in a subsequent transaction, a third Party requires to review this License as part of a due diligence chain of title search, the Company hereby authorizes the release of this License subject to deleting any financial or proprietary or other confidential information contained herein.

12.19	Recitals Accurate

The Parties acknowledge the truth and accuracy of the recitals and acknowledge that the recitals may be used by a court, mediator or arbitrator to help resolve any Dispute.

12.20	Force majeure

12.20.1	EVENTS

Subject to making all payments required under the License, neither Party shall be in breach of any of its obligations under the License where the failure to perform or delay in performing any obligation is due, wholly or in part, directly or indirectly to the occurrence of a force majeure event including, without limitation:

12.20.1.1	war, whether declared or not, civil war, revolution, acts of piracy / terrorism, acts of sabotage;

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12.20.1.2	natural disasters such as violent or destructive storms, cyclones, earthquakes, tidal waves floods, destruction by lightning;

12.20.1.3	explosions, fires, destruction of machines, factories, and any kind of installation;

12.20.1.4	boycotts, strikes and lock-outs of all kinds, go-slows, occupation of factories and premises, and work stoppages which occur in the enterprise of the Party seeking relief; and

12.20.1.5	acts of governmental bodies, agencies, boards, whether lawful or unlawful.

But does not include:

12.20.1.6	the lack of regulatory or other approvals, licenses, permits and authorizations necessary for the performance of the License which are issued by a public authority of any kind whatsoever for which the Company did not apply for or diligently prosecute;

12.20.1.7	the inability of the affected Party to obtain financing or any other financial inability on the part of either Party to meet its obligations under the License;

12.20.1.8	force majeure events that the affected Party knew or should have reasonably known at the time of negotiating the License were probable or avoidable or the effects of which could be minimized, and the affected Party took no steps to deal with such force majeure events, including without limitation obtaining the appropriate insurance, using updated machinery; and

12.20.1.9	the portion of the breach or delay due to the failure of the affected Party to take all necessary reasonable steps to minimize, overcome or control the effects of the force majeure event.

12.20.2	DUTY TO NOTIFY

The Party affected by a force majeure event as contemplated in sub-paragraph 12.20.1 (Force majeure - Events) shall:

12.20.2.1	give notice to the other Party of such force majeure and its effects on the affected Party’s ability to perform as soon as practicable after the force majeure and its effects upon the affected Party’s ability to perform become known to that Party; and

12.20.2.2	take all reasonable efforts to correct, compensate or minimize the effect of the force majeure event.

12.20.3	COMMENCEMENT OF RELIEF

The affected Party shall:

12.20.3.1	be excused of its obligations under the License to the extent necessitated by the force majeure event from the time of the force majeure event or if notice was not given as soon as practical, from the receipt of such notice. Failure to give notice makes the failing Party liable in damages for losses suffered by the other Party which otherwise could have been avoided; and

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12.20.3.2	complete or continue performance of its obligations and duties under the License as soon as practical after the cessation, removal, or overcoming of the force majeure event.

12.20.4	TERMINATION OF AGREEMENT

If the force majeure event continues in excess of sixty (60) consecutive days or in the aggregate sixty (60) days over any consecutive 200 days, then at any time thereafter either Party shall have the option to renegotiate the License with the Company. If the Parties are unable to agree to the terms of the proposed amended License within sixty (60) days from the notice to negotiate, then the License shall terminate on the 61st day.

12.20.5	POSTPONEMENT OF OBLIGATIONS

Any obligations of a Party under the License shall be postponed automatically to the extent and for the period that the affected Party is prevented from meeting those obligations by reason of any cause beyond its reasonable control (other than lack of funds and applicable regulatory approval). The affected Party shall immediately notify the other Party of the commencement, nature of such cause and probable consequence. The affected Party shall also use its reasonable diligent efforts to render performance in a timely manner, utilizing all resources reasonably required in the circumstances.

12.21	Waiver

No condoning, excusing, or overlooking by either of the Parties of any default by the other Party, at any time or times, in performing or observing any of the Parties respective covenants, will operate as a waiver renunciation, surrender, of or otherwise affect the rights of the Parties in respect of any continuing or subsequent default. No waiver of these rights will be inferred from anything done or omitted by the Parties, except by an express waiver in writing.

12.22	No Estoppel Due to Third Party Practices

No custom, practice or usage regarding other licenses between VRIC and other parties shall preclude at any time the strict enforcement of the License by VRIC or the Company.

12.23	Contract Always Speaks

Where a matter or thing is expressed in the present tense, it shall be applied to the circumstances as they arise, so that effect may be given to the License according to its true spirit, intent and meaning.

12.24	Time is of the Essence

Time shall be of the essence in the License with respect to the financial and Sale obligations of the Company.

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12.25	Headings

12.25.1	All headings in the License have been inserted as a matter of convenience and for reference only, and in no way define, limit, enlarge, modify the scope or meaning of the License or any of its provisions.

12.25.2	Nevertheless an arbitrator or judge may use any, or all, of the table of contents, recitals, and headings when reviewing the covenants, statements, representations and warranties and conditions subsequent to better understand the commercial and legal intent of the License’s provisions.

12.26	Internal References

Any reference in the License to an Article, paragraph, sub-paragraph, will mean an Article, paragraph or sub-paragraph of the License, unless otherwise expressly provided.

12.27	Precedence Over Appendices

If there is a conflict or ambiguity between the License proper and any appendix thereto, the interpretation consistent with License proper (taking into consideration the statements in the recitals and headings) shall prevail and apply, notwithstanding any wording to the contrary in the applicable appendix.

12.28	Appendices

Subject to paragraph 12.27 (Precedence Over Appendices) the document attached hereto as APPENDIX "A" and APPENDIX “B” form an integral part of this License as fully as if they were set forth herein in extenso, and consist of:

Appendix "A" – Licensed Patents

Appendix “B” – Assignment of Materials

ARTICLE 13

LEGAL RIGHTS

13.1	Amendments

No modification or waiver of any provision of the License will be inferred from anything done or omitted by either of the Parties, except by an express amendment in writing, duly executed by the Parties in advance.

13.2	Assignment

The License is personal to the Company.

13.3	Mode of Assignment / Approval Conditions

Without derogating from paragraph 13.2 (Assignment), the Company shall not assign (or transfer, sell, encumber, pledge, grant a security interest or otherwise deal) or permit any such assignment, in whole or in part, of the License or any of its interest, rights or obligations hereunder, to any non-affiliate without the written consent of VRIC, which consent subject to sub-paragraph 13.3.1 will not be unreasonably withheld.

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13.3.1	Any consent from VRIC shall be contingent and effective only upon receipt by VRIC of payment of any outstanding amounts payable pursuant to this License.

13.3.2	Consent to any assignment will not be construed as consent to any other assignment.

13.3.3	No consent from VRIC will be required for the Company to transfer any equity interest in the Company, whether by merger, sale or otherwise.

13.4	No Consent – Material Breach

Failure of the Company to obtain the prior written consent of VRIC to any assignment shall be deemed to be a material breach of the License.

13.5	Subcontracting

The Company has the right to subcontract any portion, but not all, of the License, subject to the following:

13.5.1	The Company shall notify VRIC in writing of any significant subcontracts or subcontractors who may have an interest in the technology or a collaboration with VRIC;

13.5.2	the subcontract cannot be a de facto assignment; and

13.5.3	no rights, obligations, power or control vested in the Company shall be contingently or otherwise transferred to any third party.

13.6	No Third Party Rights

Nothing expressed or implied in the License is intended to, or shall be construed to confer on or give to, any person other than the Parties, any rights or remedies under or by reason of the License.

13.7	Remedies Cumulative

All rights, powers and remedies provided by the License are cumulative with, and not exclusive of, the rights, powers or remedies provided by law independently of the License.

13.8	Mutual Assistance

The Parties will at all times hereafter, upon every reasonable request of the other, make, do, and execute or cause to be procured, made, done, and executed, all such further acts, deeds and assurances for the carrying out of the terms, covenants and agreements of the License, according to the true intent and meaning of the License. These obligations shall continue post termination or expiry until all pre and post termination obligations are satisfied.

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ARTICLE 14

NOTICE

14.1	Addresses / Contacts

Wherever in this License it is required or permitted that notice or demand be given, or served by either Party to or on the other Party, such notice or demand will be in writing and will be validly given or sufficiently communicated if hand delivered or forwarded by electronic transmission, registered mail, priority post mail, telegram, or facsimile or sent by overnight delivery by a nationally recognized courier as follows:

The addresses for delivery are:

To VRIC:	Vineland Research and Innovations Centre 4890 Victoria Ave N Box 4000 Vineland Station, Ontario, Canada L0R 2E0 905.562.0320 lana.culley@vinelandresearch.com

To the Company:	Stevia First Corporation 5225 Carlson Rd., Yuba City, California, 95993 530.231.7800 (phone) 866.293.0655 (fax) brooke@stevia-first.com

14.2	Deemed Delivery

Notice will be deemed to have been delivered:

14.2.1	if delivered by hand, upon receipt;

14.2.2	if sent by electronic transmission, forty-eight (48) hours after the time of confirmed transmission, excluding from the calculation weekends and public holidays;

14.2.3	if sent by registered mail, four (4) days after the mailing thereof, provided that if there is a postal strike or other disruption, such notice will be delivered by hand or electronic transmission.

14.3	Change of Address

The Parties may change their respective addresses for delivery by delivering the notice of change of address to the above noted address, in which case the change will take effect 30 days from that delivery.

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ARTICLE 15

PUBLIC STATEMENTS

15.1	Public Statements

Except as provided in Clause 15.2, neither Party shall, without the prior written consent of the other Party:

15.1.1	use in advertising, publicly or otherwise, any trade-name, personal name, trade mark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof, owned by the other Party or its Affiliate; or

15.1.2	represent, either directly or indirectly, that any product or service of the other Party or its Affiliate is a product or service of the representing Party or its Affiliate or that it is made in accordance with or utilizes the information or documents of the other Party or its Affiliate.

15.2	Statement Exceptions

The restrictions in Clause 15.1 shall not apply to the following:

15.2.1	a press release, in a form agreed to in writing by both Parties, publicly announcing this Agreement; or

15.2.2	use as required by any applicable law or governmental regulation, including, for the avoidance of doubt, compliance with all applicable United States federal and state securities laws, including the United States Securities and Exchange Commission Rules and requirements.

ARTICLE 16

EXECUTION

IN WITNESS WHEREOF this License has been executed by duly authorized representatives of the Parties.

Executed in duplicate, and effective this 28th day of August, 2012.

Stevia First Corporation		VINELAND RESEARCH AND INNOVATION CENTRE INC.

Signed:	/s/ Robert Brooke	Signed:	/s/ J. Brandle

Printed:	Robert Brooke	Printed:	J. Brandle

Title:	President	Title:	President

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APPENDIX "A"

licensed Patents

PATENT/APP. NO.	DESCRIPTION	COUNTRY/REGION	FILING DATE
60/784,168	“Compositions and methods for producing steviol and steviol glycosides”	United States	March 21, 2006
7,927,851	“Compositions having ent-kaurenoic acid 13-hydroxylase activity and methods for producing same”	United States	March 19, 2007
EP1897951B1	“Composition and methods for producing steviol and steviol glycosides”	Europe	March 20, 2007
2,580,429	“Compositions and methods for producing steviol and steviol glycosides”	Canada	March 21, 2007

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APPENDIX "B"

ASSIGNMENT OF MATERIALS

MATERIAL NAME	DESCRIPTION OF KEY CHARACTERISTICS	COUNTRY OF ORIGIN
Stevia seeds	Seeds derived from publicly available germplasm that were developed as a highly diverse genetic pool from which a breeding program for Stevia could be initiated.	Seed was originally purchased by Jim Brandle while at AAFC and this population was derived from it. Seed originally came with no restrictions on use.

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